Exhibit 10.07

November 17, 2002

Gary Steele

[address]

Dear Gary:

On behalf of our Board of Directors and with their enthusiastic support, I am delighted to offer you the position of Chief Executive Officer of Extreme E-Mail, Inc.

Commensurate with these responsibilities, you will receive a starting base salary of $190,000 per year.  After one year of full-time service, you will be eligible to receive a bonus of up to $20,000 based on successful achievement of mutually agreed-upon objectives.

In addition, it shall be recommended to the Board of Directors that you receive a common stock option equivalent to 9% of the Company’s outstanding shares on a fully-diluted basis, as of the date hereof (the “Option”).  You agree and understand that the foregoing sentence does not provide you with a continuing right to receive shares or additional options to maintain a continuing ownership position of 9%.  The Company has not yet adopted a stock option plan, but intends to do so.  Your option shall vest over a period of four years, with 25% vesting on the first anniversary of your start date and the balance vesting monthly over the following three years.  The other terms of you stock option shall be governed by the Company’s standard Employee Stock Option Plan, when such plan is adopted.

It shall be recommended to the Board that the Option Plan include a provision for “double-trigger” vesting acceleration in the case an optionee is terminated without cause within one year following a Change of Control.  The recommended acceleration will be 25% of the optionee’s then unvested shares, provided the optionee has been employed for at least one year.  The term “Change of Control” shall mean (i) the Company is a party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after the merger or consolidation, or (ii) a sale or disposition of all or substantially all of the Company’s assets.

Furthermore, the Board will nominate you to serve as a Director of the Company.

You will receive employee benefits such as health insurance, paid time off and holiday pay as these benefits are established by the Company.

Your employment with the Company is for no specific period of time and will be “at will.”  Either you or the Company may terminate your employment at any time, for any reason, with or without cause.  This “at-will” employment relationship may only be changed in a document signed by you and a majority of the Company’s Board of Directors.

Without limiting the foregoing sentence, if you are terminated by the Company within 6 months of your start date for reasons other than: a) “cause” or b) for unsatisfactory performance, then you will receive a severance payment equal to 6 months of salary, which shall be payable in accordance with the Company’s regular payroll practices.  The term “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by you, any unauthorized use or disclosure by you of confidential information or trade secrets of the Company, or any other intentional misconduct by you adversely affecting the business or affairs of the Company in a material manner.

Your employment with the Company is contingent upon your execution of the Company’s standard Employee Confidentiality Agreement; your ability to provide the Company with the legally-required proof of your authorization to work in the United States; your representation and warrant that the information on your resume is accurate to the best of your knowledge and that there is no reason, legal or otherwise, that you are or would be prohibited from performing your duties as Chief Executive Officer of the Company.  This letter supersedes and replaces any prior agreements or representations regarding the subject matter described in this letter.  To accept this offer, please sign and return this letter to me.

Your employment start date shall be November 22, 2002.

If you have any questions, please call me at 650-326-2990.

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With heartfelt exhilaration, on behalf of the entire Extreme E-Mail team we look forward to working with you to build this significant and durable enterprise.

Sincerely,

/s/ Eric Hahn
Eric Hahn, Chairman
Extreme E-Mail Inc.

cc:	Jon Feiber, MDV, Director
Kevin Harvey, Benchmark Capital, Director

I have read, understand and accept the terms of this employment offer.

Date: November 19, 2002	/s/ Gary Steele
Gary Steele

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